Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GM: CVGW)

Contact:	Calavo Growers, Inc.
Lee Cole
Chairman, President & CEO
805-525-1245
CALAVO GROWERS, INC. ANNOUNCES
FISCAL 2008 THIRD QUARTER, NINE-MONTH RESULTS

Third-Quarter Highlights Include:
▪	Revenues Increase 6.1 Percent to $96.9 Million

▪	Processed Product Sales Climb for 13th Consecutive Quarter on Addition of New National Retail Account

▪	California Avocado Sales and Volume Rise Year to Year
SANTA PAULA, Calif. (Sept. 5, 2008)—Calavo Growers, Inc. (Nasdaq-GM: CVGW), a global leader in avocado marketing and an expanding provider of other fresh perishable produce items, today reported higher revenues for its fiscal 2008 third quarter and the year to date. While maintaining solid profitability, the company’s net income for the three- and nine-month periods declined, principally due to the higher cost of Mexican-grown avocados, which adversely impacted margins in both fresh and processed-product operations.
     For the three months ended July 31, 2008, the company posted net income of $1.4 million, equal to $0.10 per diluted share, on $96.9 million in revenues. This compares to net income of $2.2 million, or $0.15 per diluted share, on revenues of $91.3 million in the fiscal 2007 third quarter. Gross margin as a percentage of revenues totaled 7.9 percent, a decrease of 151 basis points from 9.5 percent in the prior year’s third period as a result of the aforementioned higher Mexican avocado prices.
     Nine-month revenues increased 23 percent to $267.9 million from $217.7 million in the corresponding period of fiscal 2007. Fiscal-year-to-date net income approximates $3.7 million, equal to $0.26 per diluted share. This compares with net income of $6.1 million, or $0.43 per diluted share in the first
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Calavo Growers Reports Fiscal 2008 Third Quarter Results/2-2-2
nine months of fiscal 2007. Year-to-date gross margin as a percentage of revenues is 7.8 percent, which compares to 11.4 percent in the first nine months of 2007.
     “A significant factor in Calavo’s fiscal third quarter performance—and a principal differentiator in year-over-year operating results—was a short supply of Mexican-grown avocados that resulted in sharply higher costs for fruit sourced from that region,” said Lee E. Cole, chairman, president and chief executive officer. “Despite this challenge, our company remains consistently profitable, while enjoying year-to-date sales growth of 23 percent—a testament, respectively, to our multiple-platform business model and leveraging new commodity products across Calavo’s existing infrastructure. Our results are especially gratifying when placed in the context of a struggling broader economy, a weak U.S. dollar and surging costs around the globe.”
     Cole elaborated that the higher Mexican avocado costs that have characterized much of the current fiscal year have begun to trend downward. “We are encountering a more favorable pricing environment and increasingly ample fruit supply across the border,” he said.
     Commenting on Calavo’s fresh avocado operations, Cole indicated that results in the Fresh Products segment were paced in part by the recovery of the California crop, where a larger harvest quarter to quarter propelled sales and enabled better overhead utilization in its two domestic packinghouses. The improved California harvest, which continues to rebound from effects of the winter 2007 frost, helped mitigate the impact of the higher fruit costs for fresh avocados sourced from Mexico. Fresh Avocado segment sales in the fiscal third quarter climbed 6.7 percent to $84.8 million from $79.5 million in the like period one year ago. Year-to-date Fresh Avocado revenues advanced to $234.0 million, a 25.3 percent increase from $187.5 in the initial nine months of fiscal 2007.
     In Calavo’s Processed Product business segment, net sales advanced for the 13th consecutive quarter, increasing to $12.1 million from $11.8 million in the
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Calavo Growers Reports Fiscal 2008 Third Quarter Results/3-3-3
corresponding period last year. Processed unit revenue growth in the third quarter reflected opening national distribution for Calavo’s ultra-high pressure guacamole to a major retail chain. Year to date, processed segment revenues have advanced 9.5 percent to $33.0 million from $30.2 million in the initial nine months last year. CEO Cole said gross margin pressures have been particularly pronounced in the processed unit, where “operations are entirely reliant on avocados from Mexico and, as a result, have borne the brunt of these higher fruit costs.”
     The company continues to apply its rigorous cost containment discipline to selling, general and administrative (SG&A) expense. In the fiscal third quarter, SG&A rose approximately $500,000, equal to 10 percent, to $5.3 million. SG&A as a percentage of revenues climbed modestly to 5.5 percent, up approximately 20 basis points from 5.3 percent in last year’s third quarter. However, a significant portion of that increase is attributable to sales commissions associated with the aforementioned new national processed-guacamole account.
     SG&A expense year to date has climbed just $590,000, or four percent, to $14.8 million, while supporting more than $50 million in additional revenue. As a percentage of revenues, SG&A for the year to date has declined 100 basis points to 5.5 percent from 6.5 percent in the initial nine months of fiscal 2007, owing to certain economies of scale as Calavo folds sales of new products into its existing fixed-cost structure.
Looking Ahead: Fiscal 2008 Fourth Quarter, Fiscal 2009
     CEO Cole said that he and his management team remain focused on implementing the company’s strategic agenda. “We have a well-defined plan for growing our various business operations and, while that may be subject to certain quarterly fluctuations inherent to the produce industry, our outlook and the opportunities for Calavo over the longer term are compelling,” he said.
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Calavo Growers Reports Fiscal 2008 Third Quarter Results/4-4-4
     With respect to the final quarter of this fiscal year and fiscal 2009, Cole said Calavo does not expect to realize all the benefits of the downward trend in Mexican fruit prices during the fourth period. However, the company anticipates realizing significant gross margin benefits in fiscal 2009.
     “We look forward to concluding a successful fiscal 2008 in which we continue to put in place the underpinnings and infrastructure that will drive our future growth,” Cole concluded.
About Calavo
     Calavo Growers, Inc. is a worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
Safe Harbor Statement
     This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without
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Calavo Growers Reports Fiscal 2008 Third Quarter Results/5-5-5
limitation, the company’s Report on Form 10-K for the year ended October 31, 2007. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(All amounts in thousands, except per share amounts)

	July 31,	October 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$313	$967
Accounts receivable, net of allowances of $2,432 (2008) and $2,271 (2007)	34,079	25,992
Inventories, net	16,938	8,359
Prepaid expenses and other current assets	4,567	4,911
Advances to suppliers	1,891	2,292
Income tax receivable	—	1,539
Deferred income taxes	2,525	2,525

Total current assets	60,313	46,585
Property, plant, and equipment, net	33,075	20,888
Investment in Limoneira	44,079	48,962
Investment in Maui Fresh, LLC	613	403
Goodwill	3,591	3,591
Other assets	7,996	7,589

	$149,667	$128,018

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$14,872	$2,414
Trade accounts payable	3,176	2,643
Accrued expenses	18,442	12,227
Income tax payable	376	—
Short-term borrowings	5,830	6,630
Dividend payable	—	5,030
Current portion of long-term obligations	1,362	1,307

Total current liabilities	44,058	30,251
Long-term liabilities:
Long-term obligations, less current portion	21,672	13,106
Deferred income taxes	8,773	10,658

Total long-term liabilities	30,445	23,764
Commitments and contingencies Total shareholders’ equity	75,164	74,003

	$149,667	$128,018

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	July 31,		July 31,
	2008	2007	2008	2007
Net sales	$96,903	$91,307	$267,921	$217,700
Cost of sales	89,211	82,680	246,906	192,998

Gross margin	7,692	8,627	21,015	24,702
Selling, general and administrative	5,301	4,803	14,752	14,162

Operating income	2,391	3,824	6,263	10,540
Interest expense	(366)	(315)	(1,060)	(996)
Other income, net	248	68	907	456

Income before provision for income taxes	2,273	3,577	6,110	10,000
Provision for income taxes	884	1,355	2,377	3,860

Net income	$1,389	$2,222	$3,733	$6,140

Net income per share:
Basic	$0.10	$0.16	$0.26	$0.43

Diluted	$0.10	$0.15	$0.26	$0.43

Number of shares used in per share computation:
Basic	14,405	14,300	14,394	14,295

Diluted	14,467	14,452	14,494	14,399

CALAVO GROWERS, INC.
NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Fresh	Processed	Inter-segment
	Products	Products	eliminations	Total
	(All amounts are presented in thousands)
Nine months ended July 31, 2008
Net sales	$245,079	$40,343	$(17,501)	$267,921
Cost of sales	230,846	33,561	(17,501)	246,906

Gross margin	$14,233	$6,782	—	$21,015

	Fresh	Processed	Inter-segment
	Products	Products	eliminations	Total
Nine months ended July 31, 2007
Net sales	$197,342	$35,941	$(15,583)	$217,700
Cost of sales	180,899	27,682	(15,583)	192,998

Gross margin	$16,443	$8,259	—	$24,702

	Fresh	Processed	Inter-segment
	Products	Products	eliminations	Total
Three months ended July 31, 2008
Net sales	$86,892	$14,602	$(4,591)	$96,903
Cost of sales	80,734	13,068	(4,591)	89,211

Gross margin	$6,158	$1,534	—	$7,692

	Fresh	Processed	Inter-segment
	Products	Products	eliminations	Total
Three months ended July 31, 2007
Net sales	$82,645	$14,021	$(5,359)	$91,307
Cost of sales	76,142	11,897	(5,359)	82,680

Gross margin	$6,503	$2,124	—	$8,627